UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report: July 21, 2014

TIFFANY & CO.
(Exact name of Registrant as specified in its charter)

Delaware	1-9494	13-3228013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Fifth Avenue, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 21, 2014, Registrant announced that its chief executive officer, Michael J. Kowalski, will retire effective March 31, 2015. Mr. Kowalski, who is also a member of Registrant’s Board of Directors (the “Board”) will continue to serve on the Board, in the role of non-Executive chairman. Mr. Kowalski, 62, has served as Registrant’s chief executive officer since 1999 and assumed the role of chairman of the Board in 2003.

Registrant also announced that the Board has named Frederic Cumenal to succeed Mr. Kowalski as chief executive officer, effective April 1, 2015. In September 2013, Mr. Cumenal, 54, was appointed president of Registrant, with responsibilities for worldwide sales and distribution as well as Registrant’s design, merchandising and marketing functions. At that time he was also appointed to a newly created seat on the Board. Mr. Cumenal initially joined Registrant in March 2011 as an executive vice president with responsibilities for sales and distribution. In the preceding 15 years, he held senior leadership positions in LVMH Group’s wine and spirits businesses, most recently as president and chief executive officer of Moët & Chandon, S.A. Mr. Cumenal previously served as chief executive officer of Domaine Chandon, and was managing director of Moët Hennessy Europe.

The material plans, contracts and arrangements to which Mr. Cumenal is a party or in which he participates are disclosed in Registrant’s Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as filed with the United States Securities and Exchange Commission on April 10, 2014, and are incorporated by reference herein. No amendments to Mr. Cumenal's employment agreement or executive compensation arrangement have been made at this time, but will be reported if and when made and approved by the Compensation Committee of the Board.

A copy of the press release issued by Registrant announcing Mr. Kowalski’s planned retirement as chief executive officer and Mr. Cumenal’s selection as his successor is filed herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated July 21, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.
(Registrant)

By: /s/ Leigh M. Harlan
Leigh M. Harlan
Senior Vice President, Secretary
and General Counsel
Date: July 21, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 21, 2014.

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